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                                                                   EXHIBIT 10.30

                       (TRUBION PHARMACEUTICALS(TM) LOGO)

January 20, 2006

Michelle Burris
20235 SE 19th Street
Sammamish, Washington

Dear Michelle,

     I am pleased to offer you a position with Trubion Pharmaceuticals, Inc. (the "Company"), as the Senior VP, Chief Financial Officer, reporting to me, commencing on January 31, 2006. If you decide to join us, you will receive an annual salary of $300,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits including health & dental insurance, and participation in the Company's 401(k) plan. You should note that the Company might modify job titles, salaries and benefits from time to time, as it deems necessary.

     In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you an option to purchase 500,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors. The shares subject to this grant will be subject to normal Company vesting requirements, with 25% of the shares subject to this grant vesting on the one-year anniversary of your start date, and the remainder vesting thereafter in equal monthly installments, such that the shares subject to this grant will be fully vested on the four-year anniversary of your start date. This option grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

     During each year of the employment term you may be entitled to a bonus of up to $100,000 in cash or options on equity based on milestones to be set and reviewed at the sole discretion of the CEO. The CEO and the Compensation Committee of the Board of Directors will approve any payment of a bonus.

                    2401 4th Ave. Suite 1050 Seattle WA 98121
                             Main Phone 206.838.0500
                             Fax Number 206.838.0503

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     The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

     The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

     As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in a handbook that the Company will deliver to you.

     As a condition of your employment, you are also required to sign and comply with an Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement (the "Agreement") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company's proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are

                    2401 4th Ave. Suite 1050 Seattle WA 98121
                             Main Phone 206.838.0500
                             Fax Number 206.838.0503

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waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company and you shall each pay one-half of the costs and expenses of such arbitration. Please note that we must receive your signed Agreement before your first day of employment (please also initial the Agreement where indicated).

     To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by January 24, 2006.

     We look forward to your favorable reply and to working with you at Trubion Pharmaceuticals, Inc.

                                         Sincerely,

                                         Trubion Pharmaceuticals, Inc.


                                         /s/ Peter Thompson
                                         ---------------------------------------
                                         Peter Thompson
                                         President and CEO


Agreed to and accepted:


Signature: /s/ Michelle Burris
           ---------------------------
Printed Name: Michelle Burris
Date: January 21, 2006

Enclosures: Duplicate Original Letter
            Employment, Confidential Information, Invention Assignment Non-Competition and Arbitration Agreement

                    2401 4th Ave. Suite 1050 Seattle WA 98121
                             Main Phone 206.838.0500
                             Fax Number 206.838.0503
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Stock Option Plan

                    2401 4th Ave. Suite 1050 Seattle WA 98121
                             Main Phone 206.838.0500
                             Fax Number 206.838.0503